January 29, 1999



David Bovee
Dura Automotive Systems Inc.
4508 IDS Center
Minneapolis, MN  55402


RE:    Amended Schedule 13G


Enclosed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 1998 by American Express Company, American Express Financial Corporation, and IDS Discovery Fund, Inc. in Common stock of Dura Automotive Systems Inc..

Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D. C. 20549

                           SCHEDULE 13G


           Under the Securities and Exchange Act of 1934



                   Dura Automotive Systems Inc.
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                         (Name of Issuer)

                           Amendment #3

                           Common Stock
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                  (Title of Class of Securities)



                            265903-10-4
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                          (CUSIP Number)




The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                      CUSIP NO. 265903-10-4


1)  Name of Reporting Person          American Express Company

    S.S. or I.R.S. Identification     IRS No. 13-4922250
    No. of Above Person

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2)  Check the Appropriate Box             (a)
    if a Member of a Group                (b) X - Joint Filing

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3)  SEC Use Only

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4)  Citizenship or Place of Organization  New York

 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
    (5)Sole Voting Power                  -0-
    (6)Shared Voting Power                400,114
    (7)Sole Dispositive Power             -0-
    (8)Shared Dispositive Power           950,114

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9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person        950,114

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10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares       Not Applicable

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11) Percent of Class Represented by
    Amount In Row (9)                     10.5%

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12) Type of Reporting Person              CO, HC

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                       CUSIP NO. 265903-10-4


1)  Name of Reporting Person          American Express Financial Corporation

    S.S. or I.R.S. Identification     IRS No. 13-3180631
    No. of Above Person

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2)  Check the Appropriate Box             (a)
    if a Member of a Group                (b) X - Joint Filing

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3)  SEC Use Only

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4)  Citizenship or Place of Organization  Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
    (5)Sole Voting Power                  -0-
    (6)Shared Voting Power                400,114
    (7)Sole Dispositive Power             -0-
    (8)Shared Dispositive Power           950,114
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9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person        950,114

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10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares       Not Applicable

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11) Percent of Class Represented by
    Amount In Row (9)                     10.5%

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12) Type of Reporting Person              CO, IA

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                      CUSIP NO 265903-10-4


1)  Name of Reporting Person              IDS Discovery Fund Inc.

    S.S. or I.R.S. Identification         IRS No. 41-1399805
    No. of Above Person

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2)  Check the Appropriate Box             (a)
    if a Member of a Group                (b) X - Joint Filing

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3)  SEC Use Only

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4)  Citizenship or Place of Organization  Minnesota

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          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
                            PERSON WITH
    (5)Sole Voting Power                  550,000
    (6)Shared Voting Power                -0-
    (7)Sole Dispositive Power             -0-
    (8)Shared Dispositive Power           550,000

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9)  Aggregate Amount Beneficially
    Owned by Each Reporting Person        550,000

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10) Check if the Aggregate Amount in
    Row (9) Excludes Certain Shares       Not Applicable

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11) Percent of Class Represented by
    Amount In Row (9)                     6.1%

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12) Type of Reporting Person              CO, IC

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1(a) Name of Issuer:                Dura Automotive Systems Inc.

1(b) Address of Issuer's Principal  4508 IDS Center
     Executive Offices:             Minneapolis, MN  55402

2(a) Name of Person Filing:         American Express Company
                                    American Express Financial Corporation
                                    IDS Discovery Fund Inc.

2(b) Address of Principal Business Office:
                                    American Express Company
                                    American Express Tower
                                    200 Vesey Street
                                    New York, NY  10285

                                    American Express Financial Corporation
                                    IDS Tower 10
                                    Minneapolis, MN  55440

                                    IDS Discovery Fund Inc.
                                    IDS Tower 10
                                    Minneapolis, MN  55440

2(c) Citizenship:                   See Item 4 of Cover Page

2(d) Title of Class of Securities:  Common Stock

2(e) Cusip Number:                  265903-10-4

3      Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
         American Express Company, one of the persons filing this statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

         American Express Financial Corporation, one of the persons filing this statement, is an Investment Advisor registered under section 203 of the Investment Advisors
         Act of 1940.

         IDS Discovery Fund Inc., one of the persons filing this statement, is an Investment Company registered under section 8 of the Investment Company Act.

4(a)     Amount Beneficially Owned as of December 31, 1998:
         See Item 9 of Cover Pages

4(b)     Percent of Class:    See Item 11 of Cover Pages

(c)     Number of Shares as to which such person has:
        (i) Sole power to vote or to direct the vote:See Item 5 of Cover Pages
       (ii) Shared power to vote or direct the vote: See Item 6 of Cover Pages
       (iii)Sole power to dispose or to direct the disposition of: See Item 7 of Cover Pages
       (iv) Shared power to dispose or to direct the disposition of:
            See Item 8 of Cover Pages

5      Ownership of 5% or Less of a Class:
       If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

6      Ownership of more than 5% on Behalf of Another Person:

                              Not Applicable

7      Identification and Classification of the Subsidiary Which
       Acquired the Security Being Reported on by the Parent Holding Company:

                              See Exhibit I

8      Identification and Classification of Members of the Group:

                              Not Applicable

9      Notice of Dissolution of Group:    Not Applicable

10     Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    American Express Financial Corporation

Dated: December 31, 1998            By       ______________________
                                      Signature

                                      Steve Turbenson
                                      Director - External Reports and Tax
                                      Name/Title
                                      Telephone:(612)  671-2059

                           Exhibit Index


Exhibit I     Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II    Statement of American Express Company

Exhibit III   Statement of American Express Financial Corporation

Exhibit IV    Statement of IDS Discovery Fund Inc.

                            Exhibit I

                                to

                           Schedule 13G

    One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940. IDS Discovery Fund, Inc., a Minnesota Corporation, is registered as an investment company under section 8 of the Investment Company Act. IDS Discovery Fund, Inc. is advised by American Express Financial Corporation.

                            EXHIBIT II

                                to

                          SCHEDULE 13G

                            under the

                 Securities Exchange Act of 1934

American Express Company, American Express Tower, World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f) (1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the comptroller, the Secretary, the General Counsel, any Associate General Counsel or any Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


                              AMERICAN EXPRESS COMPANY



                              By:____________________________
                              Name:       Stephen P. Norman
                              Title:      Secretary

                           Exhibit III

                                to

                           Schedule 13G

                             Under the

                  Securities Exchange Act of 1934


    Pursuant to Rule 13d-1(f)(1), American Express Financial
Corporation affirms that it is individually eligible to use
Schedule 13G and agrees that this Schedule is filed in its behalf.


                              American Express Financial Corporation


                                  By:
                                     Steve Turbenson
                                     Director - External Reports
                                     and Tax

                            Exhibit IV

                                to

                           Schedule 13G

                             Under the

                  Securities Exchange Act of 1934


    Pursuant to Rule 13d-1(f)(1), IDS Discovery Fund Inc. affirms that it is individually eligible to use Schedule 13G and agree that this
    Schedule is filed on its behalf.


                                            IDS Discovery Fund Inc.




                                    By:
                                       Leslie L. Ogg
                                       Vice President and General Counsel